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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses of constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2002 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K/A for the year ended December 31, 2001. We consent to the incorporation by reference in the Variable Annuity Two Prospectus of our report dated November 15, 2002 relating to the financial statements of Variable Annuity Account Two. We consent to the incorporation by reference in the Variable Separate Account (Portion Relating to the Polaris Choice Variable Annuity) Prospectus of our report dated March 8, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the Polaris Choice Variable Annuity). We consent to the incorporation by reference in the Variable Separate Account (Portion Relating to the WM Diversified Strategies III Variable Annuity) Prospectus of our report dated March 18, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the WM Diversified Strategies III Variable Annuity). We consent to the incorporation by reference in the Variable Annuity Account Five (Portion Relating to the Seasons Triple Elite Variable Annuity) Prospectus of our report dated June 14, 2002 relating to the financial statements of Variable Annuity Account Five. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses, as well as the Variable Separate Account (Portion Relating to the Polaris Choice II Variable Annuity) Prospectus.

PricewaterhouseCoopers LLP
Los Angeles, California
December 20, 2002